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                                                                   EXHIBIT 10.15

                                December 12, 1999




John Leddy
1840 Farndon Ave.
Los Altos, CA  94024

Dear John:

As you are aware, the MetaCreations Board has made the decision to wind down the professional graphics portion of MetaCreations and to close the Company's offices in Carpinteria, Scotts Valley, Dublin, Paris, Munich and Tokyo. As part of this restructuring, MetaCreations would greatly appreciate your continued services until at least May 1, 2000 [the "Retention Period"]. Should you agree to be employed by MetaCreations during this period, MetaCreations will agree to the following:

BENEFITS DURING TRANSITION PERIOD

(a) During the Transition Period you will be an at-will employee of MetaCreations. Your employment relationship may be terminated at any time, for any reason, with or without cause, with or without notice, at your option or MetaCreations' option;

(b) During the Transition Period, you will continue to receive your current salary and all current employment benefits;

(c) If you remain full time employed with MetaCreations through May 1, 2000 (and comply with paragraph (d) below) or MetaCreations terminates your employment prior to the expiration of that date without cause (as defined in your Employment Agreement), you will receive: (1) a lump sum payment equal to $250,000, less applicable withholdings [the "Retention Bonus"]; (2) the continuation of your current salary (excluding all bonuses and applicable withholdings) and medical benefits for six months following the termination of your employment with MetaCreations [the "Severance"];

(d) You agree to use your best efforts to provide for MetaCreations all of the services identified in Exhibit A (attached hereto). Additionally, you agree that you will not accept any other job offers until after May 1, 2000; and



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John Leddy
December 12, 1999
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(e)     If you voluntarily terminate your employment prior May 1, 2000 or
        MetaCreations terminates your employment prior to that date with cause, you will not receive the Retention Bonus or the Severance.

SALE OF THE CERTAIN PROFESSIONAL GRAPHICS PRODUCTS

As recognition of your anticipated involvement in the divestiture of certain of MetaCreations' computer graphics products, you will also be paid a bonus of $100,000 if (1) the Company has sold all 5 of its professional graphics products (Painter, KPT, Vector Effects, Poser and Bryce) prior to May 1, 2000, and (2) you are employed with the Company immediately prior to the last product being sold.

EXERCISABLITY OF VESTED OPTIONS

Additionally (and provided that you remain with the Company until May 1, 2000 or are terminated without cause by the Company), the Company will permit you to exercise all your MetaCreations stock options that have vested prior to May 1, 2000, at any time prior to May 1, 2001 (you will, however, not receive any vesting during this period). The Company will prepare and deliver to you the necessary paperwork to effectuate this change in your option grants. Additionally, the parties acknowledge and agree that extending your exercisablility period may require you to make yourself available to the Company for limited consulting services (however, such services will not exceed a couple hours per month of your time and will not require that you visit the Company in-person).

NO DUPLICATIVE BENEFITS

Finally, you understand that the benefits set forth in this Agreement are not duplicative with any of the severance benefits that you may be eligible to receive under your Employment Agreement or other agreement that you may have with the Company. Should you decide to accept this Agreement, then any and all severance benefits contained in your Employment Agreement or other agreements are hereby terminated.

EFFECTIVE DATE

You have until December 20, 1999 to accept the terms of this Agreement, although you may accept it prior to that date. This Agreement and your employment agreement represent the entire agreement and understanding between you and MetaCreations concerning your employment with MetaCreations and supersedes and releases any and all prior agreements and understandings concerning your relationship with MetaCreations. This Agreement may only be amended by mutual written agreement between you and the MetaCreations Board of Directors.


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John Leddy
December 12, 1999
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To accept the Agreement, please date and sign this letter and return it to me.

MetaCreations appreciates your contribution during this Transition Period.

                                            Sincerely,




                                            /s/MARK ZIMMER
                                            ------------------------------------
                                            On Behalf of MetaCreations
                                            Mark Zimmer, President of
                                            Professional Graphics Unit and Board
                                            Member


Agreed and Accepted:

Date: December 12, 1999
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Name:   /s/JOHN LEDDY
     -----------------------------
       John Leddy